UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 20, 2007

CAPITAL GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13078	13-3180530
(state or other juris-	(Commission	(I.R.S. Employer
diction of incorporation)	File Number)	(Identification No.)

76 Beaver Street, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 344-2785

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20 2007, our executive officers were awarded cash bonuses and our executive officers and directors were granted stock options and restricted stock under our 2006 Equity Incentive Plan (the “Plan”). The specific cash bonuses and awards are set forth below. All of the stock options have a term of seven years and vest as follows: 20% vested upon issuance and the balance vest 20% annually thereafter. The exercise price of the stock options is $0.63 per share (per the Plan, the closing price on the Toronto Stock Exchange on the trading day immediately prior to the day of determination converted to U.S. Dollars). The restricted shares granted vest equally over three years from the date of grant. In the event of a termination of continuous service (other than as a result of a change of control, as defined in the Plan, unvested stock options and unvested restricted stock grants shall terminate and, with regard to vested stock options, the exercise period shall be the lesser of the original expiration date or one year from the date continuous service terminates. Upon the happening of a change of control, all unvested stock options and unvested restricted stock grants immediately vest.

	Cash	Stock	Restricted
Name	Bonus	Options	Stock

Executive Officers

Gifford Dieterle	$75,000	500,000	250,000
John Brownlie	$67,500	500,000	250,000
Jeff Pritchard	$58,500	500,000	250,000
Christopher Chipman	$52,500	500,000	250,000
Scott Hazlitt	$40,500	350,000	75,000

Directors

Ian Shaw	150,000
Mark Nesbitt	150,000
John Postle	150,000
Roger Newell	100,000
Robert Roningen	100,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GOLD CORPORATION

December 27, 2007	By:	/s/ Christopher M. Chipman
Christopher M. Chipman, CFO